As filed with the Securities and Exchange Commission on November 17, 2017

Registration No. 333-177627

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lumos Networks Corp.

(Exact name of registrant as specified in its charter)

Delaware	80-0697274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

Lumos Networks Corp. 2011 Equity and Cash Incentive Plan

Lumos Networks Corp. Employee Stock Purchase Plan

(Full title of the plan)

Johan G. Broekhuysen

Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Lumos Networks Corp.

One Lumos Plaza, P.O. Box 1068

Waynesboro, Virginia 22980

(Name and address of agent for service)

(540) 946-2000

(Telephone number, including area code, of agent for service)

Copy to:

David M. Carter

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-177627) filed by Lumos Networks Corp., a Delaware corporation (the “Company”), on October 31, 2011. The Registration Statement registered 4,000,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Lumos Networks Corp. 2011 Equity and Cash Incentive Plan, as amended, and 100,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Lumos Networks Corp. Employee Stock Purchase Plan.

On February 18, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTN Infrastructure TopCo, Inc., a Delaware corporation (“Parent”), and MTN Infrastructure BidCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on November 17, 2017, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements on Form S-8, including this Registration Statement. Accordingly, and in accordance with the undertakings made by the Company in this Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to this Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waynesboro, Commonwealth of Virginia, on November 17, 2017.

LUMOS NETWORKS CORP.

By:	/s/ Johan G. Broekhuysen
	Name:	Johan G. Broekhuysen
	Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.